Exhibit 2.2

Description of Securities

Registered under Section 12 of the Securities Exchange Act of 1934

As of June 30, 2026, Dogness (International) Corporation (the “Company,” “we,” “us,” and “our”) had one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as follows:

Title of each class	Symbol	Name of each exchange on which registered
Class A Common shares, with no par value per share	DOGZ	Nasdaq Capital Market

Common Shares

General

All of our outstanding Common Shares are fully paid and non-assessable. Our Common Shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their Common Shares. Our Memorandum and Articles of Association do not permit us to issue bearer shares. As of the date of this report, we have (a) 9,069,000 Class B Common shares and (b) 8,551,658 Class A Common Shares issued and outstanding.

Distributions

The holders of our Class A and Class B Common Shares are entitled to an equal share in such dividends or distributions as may be declared by our board of directors subject to the BVI Business Companies Act (As Revised).

Conversion of Class B Common Shares

Class B Common Shares may be converted at the request of the shareholder into Class A Common Shares at any time. At the Company’s annual meeting of shareholders held on March 27, 2026, shareholders approved an amendment to increase the number of Class A Common Shares into which each Class B Common Share is convertible from one-twentieth (1/20) to one (1) (the “Class B Variation”). As a result, each Class B Common Share is now convertible into one Class A Common Share. Class A Common Shares are not convertible into Class B Common Shares. In addition, Class B Common Shares automatically and immediately convert into the same number of Class A Common Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Common Shares by the holder thereof or an affiliate of such holder or the direct or indirect transfer, assignment or disposition of the voting power attached to such number of Class B Common Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder. In the event Silong Chen directly or indirectly owns less than 453,450 Class B Common Shares, all remaining Class B Common Shares will automatically be converted into Class A Common Shares.

Voting

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action and may be effected by a resolution in writing. At each general meeting, each holder of Class A shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A Common Share which such shareholder holds and each Class B Holder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have ten votes for each Class B Common Share which such shareholder holds.

Listing

Our Class A Common Shares are listed on the Nasdaq Capital Market under the symbol “DOGZ.”

Transfer agent and registrar

The transfer agent and registrar for the Class A Common Shares and Class B Common Shares is Transhare Corporation, 17755 North Us Highway 19 Suite 140 Clearwater, FL 33764.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our Memorandum and Articles of Association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

Our company’s management is entrusted to our board of directors, who will make corporate decisions by board resolution. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable. A three days’ notice of a meeting of directors must be given. At any meeting of directors, a quorum will be present if not less than one-third of the total number of directors is present, unless there are only two directors in which case the quorum is two. If a quorum is not present, the meeting will be dissolved. If a quorum is present, votes of half of present directors are required to pass a resolution of directors.

As few as one-third of our outstanding shares may be sufficient to hold a shareholder meeting. Although our Memorandum and Articles of Association require that holders of at least one-half of our outstanding shares of each class appear in person or by proxy to hold a shareholder meeting, to the extent we fail to have quorum on this initial meeting date, we will reschedule the meeting for the next week, at which second meeting the holders of one-third or more of our outstanding shares will constitute a quorum. As mentioned, at the initial date set for any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than one-half of the issued Common Shares entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy and then such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of shareholder. If within thirty minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next week in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one-third of the votes of the shares or each class or series of shares entitle to vote on the matter to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our Memorandum and Articles of Association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new Common Shares under either British Virgin Islands law or our Memorandum and Articles of Association.

Transfer of Common Shares

Subject to the restrictions in our Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any of his or her Common Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The entry of the name of a person in the company’s register of members is prima facie evidence that legal title in the share vests in that person. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any Common Share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a Common Share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Business Companies Act (As Revised), divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on Common Shares and forfeiture of Common Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Common Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Common Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Common Shares

Subject to the provisions of the BVI Business Companies Act (As Revised), we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Memorandum and Articles of Association and subject to any applicable requirements imposed from time to time by, the BVI Business Companies Act (As Revised), the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Business Companies Act (As Revised), be amended by amending our Memorandum and Articles of Association pursuant to a resolution of shareholders or, subject to certain exceptions, by a resolution of directors.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

● amend our Memorandum of Association to increase or decrease the maximum number of shares we are authorized to issue;

● subject to our Memorandum, divide our authorized and issued shares into a larger number of shares; and

● subject to our Memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

● all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below

● we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and

● we have caused a notice to be published in newspapers in the manner stipulated by our Memorandum and Articles of Association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

● The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

Inspection of books and records

Under British Virgin Islands Law, holders of our Common Shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Filing of registers

Pursuant to the BVI Business Companies (Amendment) Act, 2024, which came into force on January 2, 2025, a BVI business company is generally required to file a copy of its register of members, and to file beneficial ownership information in respect of persons holding 10% or more of the company, with the Registrar of Corporate Affairs within the periods prescribed by the BVI Business Companies Act (As Revised). These filings are private and are accessible only by the company, its registered agent, persons authorized by the company, competent authorities and law enforcement agencies, and are not available for public inspection. Companies whose shares are listed on a recognized exchange, such as our Class A Common Shares listed on the Nasdaq Capital Market, are exempt from these register of members and beneficial ownership filing requirements, provided that the relevant information is held by a person who is able to provide it to the Registrar within 24 hours of a request. A copy of a company’s register of directors must also be filed with the Registrar, and the period for appointment of a company’s first directors has been reduced to 15 days from incorporation.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Common Shares

Our Memorandum and Articles of Association authorizes our board of directors to issue additional Common Shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Compulsory Acquisition

Subject to the Memorandum and Articles of Association, members of the company holding 90 per cent of the votes of the outstanding shares entitled to vote may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of the written instruction, the company is required to redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable and give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. In such circumstances minority members can dissent from the acquisition and are entitled to receive payment of the “fair value” of their shares which is assessed on the basis of a statutory appraisal process.

Differences in corporate law

The BVI Business Companies Act (As Revised) and the laws of the British Virgin Islands affecting British Virgin Islands business companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Business Companies Act (As Revised). A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Business Companies Act (As Revised) to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Business Companies Act (As Revised), inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Business Companies Act (As Revised) or our Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the BVI Business Companies Act (As Revised) provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Memorandum and Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

● is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

● is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a transaction that is material to the company. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Business Companies Act (As Revised) or our Memorandum and Articles of Association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Our Memorandum and Articles of Association permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Memorandum and Articles of Association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute.

Dissolution; winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Business Companies Act (As Revised) and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied by amending our Memorandum and Articles of Association pursuant to a resolution of shareholders or, subject to certain exceptions, by a resolution of directors.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.